AMENDMENT

                          1995 STOCK INCENTIVE PLAN

     Effective May 20, 1999, Sections 10(b) and 10(c) of the 1995 Stock Incentive Plan are amended to provide as follows:

     (b)  Award Upon Election.

          Each Outside Director who is elected by the Board to fill a vacancy on the Board after the date on which Nonqualified Stock Options were last awarded pursuant to Section 10(c) below, shall receive a Nonqualified
     Stock Option for 5,000 Shares on the date of the Board's regular meeting in December following his or her election; and if an Outside Director is so elected on the date of such meeting, he or she shall receive a Nonqualified Stock Option for 5,000 shares on the date of such meeting.

     (c)  Annual Awards.

          Each Outside Director shall receive a
     Nonqualified Stock Option for 2,500 Shares on the date of the Board's regular meeting in December of each year he or she serves as Outside Director, other than a year in which the Outside Director receives an award under Section 10(b) above.




                                                           Exhibit (10)(b)(i)